Exhibit 99.1

                                                   Contact: Sitrick And Company

                                                            Ann Julsen

                                                            Brenda Adrian

                                                            Jennifer Mercer

                                                            310-788-2850

For Immediate Release





                 Court Confirms Fine Host's Reorganization Plan;

                Company to Emerge from Chapter 11 on May 27, 1999



             Plan Calls for Distribution to Subordinated Noteholders
               of $45 Million in Cash and 96 Percent of Shares of
                       Reorganized Fine Host Common Stock





         Greenwich, Conn. - May 18, 1999 - Fine Host Corporation (OTC BB: FINE), which provides food and beverage concession and catering services to approximately 900 facilities nationwide, today announced that the Bankruptcy Court has confirmed its Second Amended Plan of Reorganization. The Court's confirmation of Fine Host's plan clears the way for the Company's emergence from its voluntary Chapter 11 proceeding on May 27, 1999.

         In order to implement its restructuring, on January 7, 1999, Fine Host filed a petition under Chapter 11 of the Bankruptcy Code together with a Plan of Reorganization supported by holders of 92 percent in principal amount of the Company's outstanding Convertible Subordinated Notes. The holders of the Notes constitute the Company's largest creditor constituency.

         "Since commencing its voluntary reorganization case just five months ago, Fine Host has successfully restructured its financial position, effectively putting the challenges of its past behind it and permitting the Company to emerge from Chapter 11 with a de-leveraged balance sheet, sufficient cash to fund operations going forward and the ability to access capital to fund new growth initiatives," said William D. Forrest, Fine Host's president and chief executive officer. "We are extremely pleased that during the brief restructuring process, Fine Host was able to continue its daily operations, pay its vendors in full for all supplies and services delivered before and after the filing date, and fulfill its obligations to clients without interruption," Mr. Forrest stated. He noted that the Company continues to provide its clients and their customers the superior quality contract food services they have consistently received from Fine Host, and that the restructuring did not impact the Company's ability to renew current contracts and write new business.

         Under the terms of the Plan:



o Holders of Fine Host's $175 million 5% Convertible Subordinated Notes due 2004 will be issued, in exchange for their Notes, an aggregate of approximately 96 percent of the outstanding common stock of reorganized Fine Host and approximately $45 million in cash.


o Existing and former noteholders having claims for rescission or damages relating to the disclosure of the Company's accounting irregularities will be issued an aggregate of approximately 3 percent of the outstanding common stock of the reorganized company, warrants to purchase an additional aggregate amount of 750,000 of such shares and also will participate in a litigation trust.


o Existing holders of Fine Host common stock and existing and former holders of Fine Host common stock having claims for rescission or damages relating to the disclosure of the Company's accounting irregularities will be issued an aggregate of approximately 1 percent of the outstanding common stock of reorganized Fine Host, warrants to purchase an additional aggregate amount of 250,000 of such shares and also will participate in the litigation trust.


o The Company will assign to the litigation trust certain claims it may have related to the Company's alleged accounting irregularities.

o          All existing shares of Fine Host common stock will be canceled.


         Pursuant to the Plan and an order entered by the Bankruptcy Court on January 7, holders of allowed general unsecured claims -- primarily pre-petition client and vendor claims and similar unsecured claims -- already have been or will be paid in full in cash in accordance with their normal terms.

         Last month, the Company was advised by the Ad Hoc Committee representing the Company's noteholders that it intends to appoint Lawrence A. Hatch as Chairman of the Board and Chief Executive Officer of Fine Host as of May 27, 1999, the Plan effective date. Mr. Hatch will succeed Mr. Forrest. Mr. Hatch, 44, had been Chairman and CEO of Volume Services, Inc., where since 1977 he served in positions of increasing responsibility, rising through the ranks of supervisor, general manager, regional vice president, president and subsequently to Chairman and CEO. Volume Services provides food, catering, merchandise and facility management services for more than 95 facilities.

         The Ad Hoc Committee announced the appointment of a new five-member Board of Directors which will assume responsibilities on the effective date, after the reorganized Fine Host emerges from Chapter 11.

         Mr. Hatch noted, "In successfully guiding the Company through the restructuring process, Bill Forrest has laid the groundwork for a prosperous future for the new reorganized Fine Host. Due to his expertise, and the hard work and dedication of Fine Host's employees, the Company is well-positioned to meet and exceed the challenges of the contract food services industry and to continue to provide its clients with the quality and service which have long been the trademarks of this organization. Looking ahead, reorganized Fine Host will continue to move forward with its strategic plan aimed at significantly increasing sales and EBITDA (earnings before interest, taxes, depreciation and amortization) and continuing to create operating efficiencies."

         Fine Host filed its Chapter 11 case in the U.S. Bankruptcy Court for the District of Delaware in Wilmington.

         Fine Host Corporation and its affiliates provide food and beverage concession and catering services to approximately 900 facilities, primarily through multi-year contracts in the following markets: the recreation and leisure market (arenas, stadiums, amphitheaters, civic centers and other recreational facilities); the convention center market; the education market (colleges, universities and elementary and secondary school nutrition programs); the business dining market (corporate cafeterias, office complexes and manufacturing plants); the health care market (long-term care facilities and hospitals); and the corrections market (prisons and jails).

         This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties which are described in the Company's filings with the Securities and Exchange Commission.